Hotchkis and Wiley Capital Management Compliance Manual

3 – Code of Conduct

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3– CODE OF CONDUCT
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This Code of Conduct is intended to assist you and our other employees in meeting the high standards we follow in conducting our business. One of our most important assets is our reputation for integrity and professionalism. The responsibility of maintaining that reputation rests with you and our other employees. This shared commitment underlies our success as individuals and as a business.
3.1Additional Personal Trading Restrictions
(These Restrictions are In Addition to Those Included in our Code of Ethics)
3.1.1Trading Restrictions Applicable to All Employees
In addition to the personal trading restrictions described in our Code of Ethics and those described in this section, you must also follow the requirements described below in connection with all personal securities transactions.
•Trading Activity
•You are subject to the following trading restrictions on all personal securities transactions:
◦Transactions must not be timed to precede orders placed for any client, including our funds;
◦Trading activity must not be excessive in terms of your financial resources or in terms of time spent on your own investments; and
◦Transfers of funds or securities between client accounts and employee accounts are prohibited.
•Sanctions
Any trading-related violation, including failure to properly preclear a non-exempt personal trade, may incur the following sanctions based on the facts and circumstances of the violation.
First Failure to Preclear
•Memo to employee with copy to supervisor
•Code of Ethics will be provided to employee who will be advised to read it carefully
Second Failure to Preclear within Three Months
•Employee must obtain written approval from supervisor for each trade for a 30-day period
Code of Ethics will be provided to employee and employee will be required to acknowledge his or her understanding of the Code of Ethics

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Additional Non-Preclearances within Three Months
•Employee will meet with the Chief Executive Officer, President, Chief Operating Officer and/or Chief Compliance Officer of H&W
•Suspension of trading privileges for up to 60 days (except to close out open positions when a severe financial hardship is demonstrated) may be considered
•Written warning to employee’s personnel file
Substantive Violations
•Busting of trades or disgorgement of profits for each non-preclearance when the trade would not otherwise have been precleared by the Compliance Department (e.g., the trade poses a conflict of interest, violates a blackout period, or results in a non-permissible short-term profit)
•Trades properly precleared but otherwise violating the Code of Ethics (e.g., those subsequently determined to constitute frontrunning) will require at a minimum, a meeting with the CEO, President, COO and/or CCO, 30-day supervisor approval for subsequent trades and a written warning to the employee’s personnel file.
Chronic Violations
•Meeting with the CEO, President, COO and/or CCO
•Sanctions may include (but not limited to) busting of trades, disgorgement of profits and/or absorption of trading costs, supervisor approval for subsequent trades, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.
3.2Insider Trading

Under the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940, Hotchkis and Wiley Capital Management, LLC (“H&W” or the “Firm”) must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information (“Inside Information”). Accordingly, the Firm and each of its Employees are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading) or communicate material, nonpublic information about a company to another person where the communication leads to, or is intended to lead to, a purchase or sale of securities of such company. In addition, the Firm and each of its Employees have a fiduciary obligation to the Firm’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to Adviser or such Employees by its clients. Finally, because the Firm and each of its Employees is a fiduciary to its clients, the Firm and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Firm or such Employees and the interests of its clients.

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To ensure that Insider Trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Firm has adopted the policies and procedures set forth in this Manual. The policies and procedures set forth herein are intended to articulate the Firm’s policies, educate the Employees about the issues and the Firm's policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Firm satisfies its obligations in this area. By doing so, the Firm hopes that the highest ethical standards are maintained and that the reputation of the Firm is sustained.
Regulation Fair Disclosure (“FD”) bars certain issuers of securities from sharing “material non-public information” with security holders and securities market professionals (such as portfolio managers (“PMs”) and analysts) unless that information is simultaneously disseminated through public channels. Regulation FD expressly places its prohibitions on issuers who disseminate information, not those who receive selectively disclosed information, and should not significantly impact the manner in which PMs and analysts seek and obtain information from companies.
Issuers may, however, increasingly seek oral or written “confidentiality agreements” before speaking to a portfolio manager (“PM”) or an analyst. Although Regulation FD specifically permits disclosure of material nonpublic information to persons who agree to keep the information confidential, a PM or analyst who enters into such a confidentiality agreement will be prohibited from trading upon that information. Accordingly, PMs and analysts must refrain from agreeing to any confidentiality agreements and that any request to execute a confidentiality agreement must immediately be referred to the COO, CCO or approved designee.
3.2.1Insider Trading Defined
The term “Insider Trading” is generally used to refer to (1) a person’s use of material, nonpublic information in connection with transactions in securities and (2) certain communications of material, nonpublic information. The laws concerning Insider Trading generally prohibit:
•The purchase or sale of securities by an insider, on the basis of material, nonpublic information;
•The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or
•The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.
Who is an “Insider”?

The concept of “insider” is broad. It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants,

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consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider.
What is “Material Information”?
Trading on the basis of inside information is not a basis for liability unless the information is “material.” “Material information” generally includes information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could reasonably be expected to have a substantial effect on the price of the issuer’s securities.
No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. Because materiality determinations are often challenged with the benefit of hindsight, if you have any doubt whether certain information is “material” so as to require you or others to refrain from trading or sharing information, those doubts must be resolved against trading or communicating the information. You must contact the COO or CCO in these circumstances.
What is “Non-Public”Information?
Information is “nonpublic” if it has not been disclosed to the general public by means of a press release, SEC filing, other media for broad public access, or at a meeting at which the public was given notice and allowed to attend. You must be able to point to some fact to show that the information is generally public.
Examples of “Public” Information
•Information may be deemed to have been made public – and thus not subject to the prohibitions on insider trading – in a number of different ways, including when the information:
•Appears in the press or in a widely disseminated source or publication (e.g., Dow Jones tape, Reuters, The Wall Street Journal, The New York Times);
•Is included in publicly available regulatory filings (e.g., when the information is available through the public data base of a federal regulatory agency, such as the SEC);
•Is disclosed in a stockholder report or a press release from the issuer;
•Is announced in a public forum such as a stockholder meeting;

•Is provided by the issuer freely to anyone making an inquiry;

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•Is being disseminated to traders generally by brokers or institutional analysts, unless there is a reasonable basis to believe that such information is confidential and came from a corporate insider; and
•Is received by a person who does not have a relationship with the issuer or who does not otherwise owe a duty of confidentiality to the issuer or another person.
•Material, non-public information that is later made public is no longer subject to the prohibitions on insider trading. You must allow sufficient time for the market to absorb the information and for an investment’s price to reflect the information, prior to trading.
What is “Trading on the Basis of” Material Nonpublic Information?
Generally, a purchase or sale of a security is made “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase of sale.

3.2.2Examples of Inside Information (Non-Public, Material Information)
Information must be presumed to be inside information if the information is non-public and relates to the matters identified below:
•Dividend changes, including increases or decreases;
•Changes in credit ratings;
•Significant expansions or curtailments of operations or significant increases or decreases of orders
•Planned offerings of securities (including offerings underwritten by one of our affiliates);
•Extraordinary borrowings or liquidity problems;
•Corporate actions the issuer is considering;
•Proposed favorable or unfavorable news articles featuring the issuer;
•Earnings information, including whether the issuer will or will not meet expectations;
•Inflows or outflows of client assets or assets under management;
•Changes in control, mergers, acquisitions, tender offers, joint ventures, divestitures, or changes in assets;
•New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of an important contract);
•Changes in management, key personnel, or employee turnover;
•Changes in compensation policy;
A change in auditors or auditor notification that an issuer may no longer rely on an audit report;

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•Events regarding an issuer’s securities – e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities;
•Significant litigation; and
•Bankruptcy, corporate restructuring or receivership.
3.2.3Communications With Public Company Insiders
For substantive public company insider meetings (in-person or telephone calls), the analyst is required to document such meetings on the firm’s centralized Investment Team Interactions Log. At a minimum, such documentation must record:
•The name of the company;
•The date and nature of the meeting or call;
•The names of the Employees that participated in the meeting or call;
•The names and titles of the company insiders that participated in the meeting or call; and
•The name of the broker-dealer sponsoring the meeting, if applicable.
3.2.4Identifying Types of Inside Information Commonly Asked Questions:
Questions arise from time to time with respect to what constitutes inside information. With that in mind, we have set forth below some commonly asked questions and answers to serve as guidance.
•Q: My decision making is based on my own security analysis. My conclusions are not published in the marketplace. Are my conclusions inside information preventing me from trading?
A: We liken a security analyst’s conclusions drawn from available information to a craftsman’s creation of a mosaic picture from pieces of tile. Assuming that no piece itself is based on inside information, a security analyst may put the pieces together to form a total picture. The “picture” that is the security analyst’s own work product is not inside information.
•Q: What if the analysis comes from a sell-side analyst?
A: The same considerations described in the first question apply to a sell-side analyst’s work product as to a portfolio personnel’s work product. The sell-side analyst’s recommendation or report is not considered inside information if no part of the information is based on inside information.
Further Explanation: You may generally assume that information provided by a reputable sell side firm is lawfully gathered. However, if you have reason to believe that the information was obtained by a breach of confidence or other illegal means (e.g., the sales coverage says, “I

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was told by the investment banker on the deal…” or “we think the information was leaked from a magazine or rating agency”) that information may not be used. In these circumstances, do not trade the security without the prior approval of the CCO or COO.
Although we may be the sell side firm’s first (or even only) call, you may use a sell side analyst’s proper work product immediately. There is no requirement that the analysis must be publicly disseminated before it can be used.
•Q: When I talk to the issuer, is the information I receive “inside” information?
A: The presumption is that the information you receive from talking to an “authorized person” at the issuer is not inside information.
•Q: Who is an “authorized person” at an issuer?
A: An authorized person is a person authorized to talk to investors about the particular topic in the ordinary course of the person’s duties. Unless you know otherwise, you may consider any CEO, COO, CFO or Investor or Public Relations official as authorized to talk to you about any topic. In addition, any other officer, employee, or agent of the issuer who regularly communicates with any securities professionals or shareholders is considered an authorized person.
•Q: What if I am the only securities analyst who bothers to talk to the authorized person?
A: In itself, that creates no problem. You may presume (unless you know otherwise) that if the authorized person will talk to you, the authorized person would be willing to talk to other investors and research firms. Our clients are not disadvantaged because our personnel are more diligent.
•Q: Can I use information provided to me by an authorized person in the course of that person’s duties?
A: Ordinarily, yes. However, we consider some information material per se and you must not trade based on that information without the prior approval from the CCO or COO, even if its source is an authorized person acting in the ordinary course of business.
•Q: If I obtain information whose ultimate source involved a breach of a duty or an illegal act, may I trade the security if I had no direct contact with the offending person?
A: No. If you have reason to know that the information originated through a tainted source, it remains tainted in our hands -- and you cannot trade the security without the prior written approval of the CCO or COO.
3.2.5Investment Information Relating to our Funds and Institutional Accounts is Inside Information
•In the course of your employment, you may learn about the current or pending investment activities of our funds and institutional clients (e.g., actual or pending purchases and sales of securities). Using or sharing this information other than in connection with the investment of client accounts is considered acting on inside information and is therefore prohibited.

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•Additional trading restrictions that you and others must follow in connection with the investment activities of our funds and private accounts are included under Code of Ethics and under Additional Personal Trading Restrictions (Section 3.1).
3.2.6Procedures to Prevent Insider Trading
What You Must Do If You Receive Inside Information
If you receive information that you believe constitutes Inside Information, you must adhere to the following procedures:
•Report the information immediately along with its source to the COO or CCO.
•Refrain from trading any securities of the issuer to which the information relates for yourself or others (including our funds and client accounts), unless you receive prior approval from the COO or CCO.
•Refrain from disclosing the information to any other person, including other investment team members, family members and friends, or making any other use of the information without the prior approval of the COO or CCO.
Handling of Inside Information
•The COO and/or CCO, with the assistance of outside counsel, as required, will determine whether any potential “inside information” received by an Employee is of a nature that requires any trading restrictions.
•H&W shall establish an informational barrier to confine Inside Information to a given individual, group or department. Only employees with a “need to know” to perform their job responsibilities shall have access to Inside Information.
•In the event the information obtained is determined to be Inside Information, the specific issuer will be placed on the firm’s Restricted List. Trading activity in the specific issuer in client and employee accounts will be restricted while in possession of Inside Information. In certain limited circumstances where Inside Information has been confined to specific individuals through effective informational barriers (and subject to approval by the firm’s Investment Conflicts Committee), trading restrictions of the specific issuer may not be applied firm-wide and only to specific individuals and/or investment strategies. The trading restriction of the specific issuer can be removed once the determination is made that such information becomes public (and there is sufficient time for the market to absorb the information), or is no longer considered material.
3.2.7Penalties for Insider Trading
Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.
A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:
•civil injunctions;
•disgorgement of profits;
•jail sentences;

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•fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and
•fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).
In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by H&W, including dismissal of the persons involved.

3.2.8Policy Statement Regarding Insider Trading
H&W expects that each of its employees will obey the law and not trade on the basis of material, nonpublic information. In addition, the Firm discourages its employees from seeking or knowingly obtaining material, nonpublic information.
“Shadow Trading” is Insider Trading
Employees may not attempt to circumvent insider trading restrictions by using material, nonpublic information to facilitate trading in economically-linked firms, a practice known as “Shadow Trading.” Specifically, H&W and its employees are prohibited from purchasing or selling a security on the basis of material, nonpublic information, or communicating such information about a company to another person where the information leads to, or is intended to lead to, a purchase or sale of securities of another publicly traded company.
3.3Use of Expert Network Firms
H&W may utilize expert networks for specialized information or research services, including access to sponsored meetings or events. H&W’s policy prohibits the receipt and use of any Material Non-Public Information (MNPI). If you receive any information from an expert that you believe may be MNPI, consult with the Chief Compliance Officer (CCO) or Chief Operating Officer (COO) immediately. Also, refer to Section 3.2.6 - Procedures to Prevent Insider Trading.
All expert network firms must be approved by the CCO, COO or designee. Prior to approving an expert network firm, the following factors will be considered, among other things:
•Whether the expert network firm has policies and procedures in place that are designed to prohibit and prevent disclosure of MNPI;
•The depth and scope of such policies and procedures; and
•Whether the expert network firm requires their consultants to provide representations and warranties to the provider that help protect H&W against the receipt of MNPI.

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H&W’s consultations with the expert network firm will abide with each firm’s specific compliance policies and procedures. H&W’s investment team shall receive specialized training on MNPI and relevant policies and procedures on a periodic basis. Expert network activities will be reviewed as follows:
•Compliance shall periodically review expert network consultations (on a sample basis) against client and employee trading activities to identify any unusual trading activities.
•The designated supervisor of equity research providers shall periodically review the list of expert network consultations periodically.
•Calls with expert network consultants will be logged and tracked.
•Expert network meeting attendees will take and retain notes if the information, in an analyst’s best judgment, can be used in his or her investment research of an industry, market, company, or other relevant area, and Compliance will perform a periodic review of the meeting notes on a sample basis.
3.4Sharing Investment-Related Information/Other Information Barriers
H&W has established procedures that create information barriers between the professionals within the Firm and those of our affiliate, Stephens-H&W, LLC and their affiliates (“Stephens”). The procedures are designed to prevent the dissemination of inside, confidential and proprietary information. Because of the broad nature of the financial service activities H&W and our affiliate conduct, these procedures are required by law and critically important. You must have a working knowledge of these procedures to prevent inappropriate dissemination of information to our affiliate. Stephens may also be subject to their own information barriers, which govern the dissemination of information among their employees and to our professionals and those of other affiliates.

3.4.1Prohibition on Communications of Confidential Information
All communications whether written, oral, electronic or otherwise between the Firm and Stephens involving the exchange of confidential information are prohibited. This policy applies regardless of whether or not the confidential information is material. To further this policy, Stephens personnel shall not make any inquiry of H&W personnel, and H&W personnel shall not make any inquiry of Stephens personnel, regarding matters which the person making the inquiry knows or reasonably should know would require the disclosure of confidential information. For example, H&W personnel shall not inquire of Stephens personnel regarding any aspect of Stephens’ role in a potential business combination.
•Exception on a Need-to Know Basis – Exceptions may be made in certain cases on a Need-to-Know Basis after consideration and approval by the COO, CCO or an appropriate designee.
•Requirement to Notify Compliance of Breach of Policy – In the event that any H&W personnel believes that they have received any confidential information from Stephens personnel, or been asked to provide confidential information to Stephens personnel, they must inform the COO or CCO immediately.

3.4.2Communication between H&W and Stephens

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Stephens may provide H&W Compliance Department with a list of their securities underwriting participations for periodic and/or ad hoc monitoring purposes. This list is maintained within the H&W Compliance Department.
The Firm may provide Stephens with model portfolios of H&W strategies subject to an advisory agreement.

3.5Other Confidential Information
Certain information obtained by H&W that does not constitute “inside” information still constitutes confidential information that must be protected by the Firm and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.
“Confidential Information” means any non-public information concerning H&W’s activities or developed by H&W or received by H&W under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by any other person.
Confidential Information may be in written, audio, video or computer readable form, or may be acquired through conversations in which an Employee is a party or which he or she has overheard. Such Confidential Information may include, among other things, information entrusted to H&W by its clients, including his or her name and related financial information, the names of securities H&W intends to buy or sell, and new product information or business plans.
Given the breadth of the above, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.
3.5.1Policy Statement Regarding Use and Treatment of Confidential Information All Confidential Information, whatever the source, may be used only in the performance of the Employee’s duties with H&W. Confidential Information may not be used for any personal purpose, including the purchase or sale of securities for a personal account.
3.5.2Procedures Regarding Use and Treatment of Confidential Information Employees have an obligation to be aware of, and sensitive to their treatment of
Confidential Information. To safeguard this information:
•Precautions must be taken to avoid storing Confidential Information in plain view in public areas of H&W’s facilities (including the reception areas, conference rooms and kitchens) and Employees must remove Confidential Information from these areas where it may be seen by visitors or other third parties.
•Visitors must be supervised while in our office by Employees.
Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

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•Unless required by law, Confidential Information may not be shared with any person, including any spouse or other family member, who is not an Employee (or is not otherwise subject to a confidentiality agreement with H&W) and who does not have a reason relating to such Employee’s responsibilities within H&W to know that information.

3.6Trading Stock to Affect the Markets/Manipulative Trading Practices
In addition to the prohibitions on insider trading, the federal securities laws prohibit you and others from engaging in manipulative trading practices. If you violate these laws, you may be responsible for the damages sustained as a result of the manipulative activity, in addition to other sanctions. These laws prohibit you, when acting for yourself or for others (including our client accounts), from:
•Engaging in trading or apparent trading activity for the purpose of causing the price of a registered security to move up or down, and then taking advantage of the price movement by buying or selling at the “artificial” price level (a practice known as “pumping and dumping”);
•Using the mail or any other method of interstate commerce to manipulate securities prices by creating a false or misleading appearance of active trading (a practice known as “mail fraud”); and
Circulating or disseminating, in the ordinary course of business, information to affect the price of any security (a practice known as “rumor mongering”).

3.7General Business Conduct/Conflicts of Interest
H&W is committed to the highest standards of business conduct. As a consequence, the conduct of each employee is vitally important to us. A single misstep can disadvantage our clients and undermine our reputation. Employees must always protect the integrity of the Firm and act in the best interests of our clients.
To address conflicts of interests that may arise in connection with H&W’s investment advisory services, H&W has adopted guidelines on investment-related conflicts, which are included as Appendix 3-E. To assist in the review of such conflicts and determination of the course of action to be taken under the situation, H&W has established an Investment Conflicts Committee.

3.7.1Gifts and Entertainment
Giving or accepting gifts or entertainment in connection with your employment can raise questions about your impartiality and the Firm’s ethical values. To address these concerns, the firm has established the below policy and procedures that apply to the giving or accepting of gifts or entertainment in the course of your employment.
•Prohibition of Gifts or Entertainment for Compensation: Employees are prohibited from the acceptance of any gifts, entertainment or any other forms of consideration as compensation for the purchase or sale of any property to or for any of the firm’s clients, including securities and portfolio holdings.

•Prohibition of Gifts or Entertainment to Influence Business Decisions: Employees are prohibited from the giving of any gifts, entertainment or any other forms of consideration as compensation if they could be interpreted as creating an obligation or could be perceived to influence business decisions

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related to the firm’s investment advisory services. However, as detailed below, reasonable offers of gifts or entertainment may be offered.
•Gifts of Nominal Value: You may not, directly or indirectly, give or receive gifts or other considerations in the form of cash, merchandise, services or any other benefit of more than $100 USD in value from any person or other entity (per year) that does business, or proposes to do business, with the firm. Gifts of reminder advertising (e.g. pens, mugs, etc., with company logo) are exempt from this limit. Gifts given to the firm and are shared by all the employees of the firm are also exempt from this limit.
•Gifts Preclearance: All gifts to be given by employees must be precleared through the Compliance Department. In addition, all gifts received by employees must be reported to the Compliance Department. These gifts do not include reminder gifts and gifts shared by the firm.
•Ordinary Business Entertainment: You may give or accept business entertainment (e.g., meals, sporting event or theatre tickets, and golf course fees) in the ordinary course of business interactions even though the cost of such items exceed the $100 limit as long as the business courtesy is not so frequent or significant in amount as to potentially impair your judgement to act in the best interest of H&W and our clients. The sponsoring party must be in attendance as a host of the event. If the sponsoring party is not in attendance as host, then the cost of the entertainment will be viewed as a gift and will be subject to the $100 limit.
•Preclearance of Entertainment above $500: Employees must pre-clear through the Compliance Department any entertainment to be received from a vendor where the estimated cost (on a best efforts basis) is above $500.
•Reporting of Business Entertainment by Vendors: Employees are required to report to the Compliance Department any entertainment by vendors (including brokers and other third-party service providers) where the cost per employee is over $100 per event.
•All gifts and entertainment of any (1) foreign, federal, state and local government officials or (2) pension plan (including Taft-Hartley plan) officials subject to the Employee Retirement Income Security Act of 1974 (ERISA) must be precleared through the Compliance Department. Business entertainment of non-government or non-ERISA (non-Taft Hartley plan) officials does not require preclearance.
•Travel and Lodging: You may not directly or indirectly accept payment for travel or lodging expenses from any person or other entity that does business, or proposes to do business, with us or our affiliates in conjunction with attendance at seminars, meetings, conferences, etc., without prior written approval of your Supervisor and the Compliance Department. Similarly, you may not directly or indirectly provide payment for travel or lodging expenses in these circumstances without prior written approval of your Supervisor and the Compliance Department.

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3.7.2Outside Activities
Without the prior written approval of the CCO or COO, you may not engage in any outside business activities that may give rise to conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of the Firm or any of our affiliates. Although we do not require approval of outside activities undertaken by family members, you must contact the CCO or COO if you believe that any such outside activities may raise or appear to raise a conflict of interest in connection with your employment or the business activities of the Firm or one of our affiliates.
•Considerations for Approving Outside Activities: Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to us, involve prolonged absences during business hours, or compete with our interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.
•Without the written approval of your Supervisor and the CCO or COO, you must not:
•Be employed or compensated by any other entity;
•Have active involvement in any other business including part-time, evening or weekend employment;
•Serve as an officer, director, partner, etc. in any publicly traded entity;
•Hold a seat in public office, or commit to a candidacy or a formal position on a campaign committee;
•Operate a hedge fund or sponsor or participate in an association or group formed to invest in securities (e.g., an investment club); or
•Recommend another firm’s investment management, brokerage, or similar services for a referral fee, unless the recommendation is allowed by a program we have established.

3.7.3    Electronic Communications
H&W strives to maintain a professional work environment in every respect, including matters related to electronic communications. Any misuse of the Firm’s resources can result in disciplinary action, including termination of Internet access privileges and immediate dismissal. Electronic communications, including connections to Internet and Intranet Web sites conducted using the Firm’s computing or network resources, are the property of the Firm and are subject to monitoring.
H&W’s e-mail system should be used for all business-related electronic communications. Employees are prohibited from using their personal e-mail systems for any business purposes.
Electronic Communications Collection & Retention
H&W’s electronic communications (includes all forms of approved electronic communications by the firm that are permissible for business related purposes) are retained utilizing a third-party electronic communications archiving system. H&W

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recognizes that many of the records it is required to maintain under Applicable Laws and Rules are in electronic communication form, and as such its Access Persons will comply with the following Electronic Communications Collection and Retention Procedures.
Electronic Communications Definition
Any electronic communications collected or maintained pursuant to these procedures shall include:
•Content of the electronic communications, including text and electronic communication addresses in the address fields; and
•Data format of the electronic communications, including support to display any attachment.
Electronic Communications Capture
H&W shall capture all internal (e.g., from one Access Person to another) and external (e.g., from a Client to an Access Person or vice versa) electronic communications received and sent by Access Persons by:
•Using software that automatically captures the messages from the server during the routing process; or
•Some other method that ensures the prompt and complete recapture of electronic communications.
Archiving Electronic Communications
H&W shall archive all internal and external electronic communications received and sent by Access Persons in an electronic storage medium that, at a minimum:
•Ensures that electronic communications are maintained in a non-rewritable and non-erasable media for users; and
•Assigns a unique ID to the original electronic communication and any duplicates of the electronic communication.
Through the third-party system, H&W will archive electronic communications on a system that:
•Allows access to electronic communications and provides H&W with the ability to download and produce copies of those electronic communications;
•Facilitates the location of particular electronic communications, categories of electronic communications (e.g., a range of dates), or indexes for production to regulatory inspectors or other persons;
•Limits access to archived electronic communications via passwords or other methods to a limited number of authorized Access Persons ("Authorized Persons") so as to minimize the possibility of the destruction or corruption of archived electronic communications; and
Prohibits a non-Authorized Person from searching for, opening, viewing, deleting, or altering an archived electronic communication without (i) the permission of an Authorized Person; and (ii) a legitimate business

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purpose for taking such action.
Electronic Communications Audit Trail
H&W, with assistance of IT support, shall maintain a system that is designed to preserve the integrity of the archived electronic communications by, at a minimum, creating an audit trail or records of:
•Inputs of electronic communications;
•Changes or alterations to archived electronic communications; and
•Destruction of electronic communications.
Electronic Communications Destruction
H&W does not have an electronic communications destruction policy in place at this time. Should such a policy be implemented, records related to governmental investigations, lawsuits and similar matters may not be destroyed in any circumstances.
Electronic Communications Review
In an attempt to monitor the compliance of Access Persons with H&W's electronic communications policy and to detect possible fraudulent or other improper activities, the firm shall periodically:
•Pull random and/or targeted samples of incoming, outgoing and deleted electronic communications from a cross-section of Access Persons;
•Review random and/or targeted samples of intra-Access Persons electronic communications;
•Review the selected electronic communications for improper or irregular communications and communications suggesting improper or illegal activity on behalf of the Access Person; and
•Advise Access Persons of H&W's policy to selectively review electronic communications as a means of deterring the use of electronic communications for unauthorized activities.
In an attempt to detect possible fraudulent or other improper activities, the firm may, if practical:
•Use vendor provided policy review templates and/or internal lists of potential “red flag” or key words to be reviewed periodically and no less than annually;
•Engage a vendor to assist and/or supplement the firm’s monitoring of employee electronic communications;
•Periodically review (on a sample basis) electronic communications flagged through “red flag” or key words to investigate any potential securities law violations, policy violations or other serious improper activity;
Report the results of such investigation to Senior Management for appropriate action.

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Instant Messages: Employees are prohibited from using instant messaging (IM) for business related communications, unless the IM platform is approved by the Chief Technology Officer and Compliance. The approved IM platforms are Bloomberg IM and Microsoft Teams. Instant messages are subject to the Electronic Communications Collection & Retention policies and procedures outlined above.
Text Messages: Text messaging is not an approved form of business communication for the firm. Employees are not allowed to send text messages for business related purposes using their personal devices. In certain limited situations (e.g, disaster scenario, etc.), text messages can be utilized for business related communications; however, such incidents require retention of such text messages and notification/reporting to Compliance.

3.7.4Social Media
H&W will utilize the firm’s account on certain designated social networking sites to post “Advisor” and “HW Funds” marketing materials. To ensure that we maintain our brand and our messaging, the designated social networking site(s) and the type of marketing related activity to be conducted on such site(s) on behalf of the firm require approval by the Head of Distribution, Chief Operating Officer, and Compliance. At this time, the only approved social media site for posting of “Advisor” and “HW Funds” marketing materials is LinkedIn. For purposes of this policy, “Advisor” marketing materials will consist of marketing materials related to the firm’s investment advisory services and “HW Funds” marketing materials will consist of marketing materials related to the Hotchkis and Wiley Funds.
Only the firm’s account and certain designated employees are authorized to use LinkedIn for approved firm purposes. At this time, only designated employees whose job responsibility involves marketing the firm will be authorized to post or share firm-related content (“Authorized Employees”). In addition, the only firm-related activity that is approved on LinkedIn is the posting of approved “Advisor” and “HW Funds” marketing materials and career opportunities of H&W. Authorized Employees cannot provide any comments, or post any firm-related materials on LinkedIn unless such comments and/or materials are approved by the Managing Director (MD) of Marketing Communications and Compliance (and the HW Funds’ Distributor, if related to the HW Funds). Authorized Employees can only utilize LinkedIn for approved types of activities as clarified in the firm’s policy guidelines stated below.
For any approved social networking site, H&W is required to retain a record of any communications/posting through the social media site as required under SEC Rule 204-2 under the Investment Advisers Act. In addition, H&W has oversight responsibilities for any social media account that is used for firm-related purposes. H&W has established the following policy guidelines for its use of LinkedIn for firm-related purposes.
•H&W and Authorized Employees cannot accept any endorsement of H&W’s services and/or products by a third-party firm/person on LinkedIn (this feature will be turned-off).

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•H&W and Authorized Employees cannot endorse services provided by H&W and/or a third-party firm/person on LinkedIn.
•Only approved “Advisor” marketing materials are permitted to be posted on LinkedIn. In addition, the posting of any “Advisor” marketing materials needs to be pre-cleared by Compliance.

•Only approved “HW Funds” marketing materials are permitted to be posted on LinkedIn. In addition, the posting of “HW Funds” marketing materials require the pre-approval of the HW Funds’ Distributor.
•Only Authorized Employees can use LinkedIn’s e-mail (messaging) system to post or share firm-related materials or for firm-related communications (e.g., prospecting request for introductory meetings, connection requests, etc.). H&W reserves the right to determine who is an Authorized Employee.
•To use LinkedIn’s e-mail (messaging) system or to post or share firm-related approved marketing materials, the Authorized Employee must sign a written Consent Form to have ALL electronic communications and activities on LinkedIn archived by the firm and subject to the firm’s supervision (including reviews/monitoring of all communications and/or activities). Employees should have no expectation of privacy in regards to any emails sent through LinkedIn’s email system. Signing the Consent Form is completely voluntary.
•To use LinkedIn for firm-related activities, Authorized Employees are required to use their work e-mail address and phone number as their contact information on LinkedIn.

•Only Authorized Employees who have signed a Consent Form (as set forth above) can share, re-post or “like” H&W’s and/or HW Funds’ posts (and marketing materials) on LinkedIn.

•As noted above, any specific comments posted on LinkedIn require pre-approval by the MD of Marketing Communications and Compliance. If comments relate to the HW Funds, the HW Funds’ Distributor requires pre-approval. Once template language is approved, Authorized Employees who use the approved template language do not need to obtain a separate approval for each use.

•At this time, the use of hashtags on LinkedIn is only permitted in original posts by the MD of Marketing Communications.

•Authorized Employees who do not comply with the firm’s policy are subject to having their authorization suspended and/or revoked depending on the facts and circumstances of the exception(s)/violation(s).

The firm’s LinkedIn account is overseen by the MD of Marketing Communications who has responsibility to ensure that only approved firm-related activities are conducted on the social media platform. Other professional networking activities by Authorized Employees are also subject to the firm’s supervision since the LinkedIn platform is used for firm-related activities.

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The MD of Marketing Communications will monitor the social media site for adherence to the firm’s established policies and procedures. On at least a quarterly basis, Marketing will provide to Compliance a summary of the review of Authorized Employees’ communications and/or activities on LinkedIn, including any exceptions identified to the firm’s social media policy. In addition, the HW Funds’ Distributor will perform periodic reviews of social media communications/activities of Authorized Employees who have their securities licenses sponsored by the distributor and such communications/activities relate to the HW Funds. On at least an annual basis, the firm will review its social media policy and guidelines to determine whether any revisions and/or additional requirements are necessary to continue the use of social media for firm-related activities.
Except for Authorized Employees, all other employees are prohibited from engaging in social media activities related to H&W’s business activities. Non-authorized employees can participate in social media networks for personal use only. Non-authorized employees who use social media to network with other professionals should only include basic “business card” or “resume” information (name, job position/title, employer, work history and contact information) on respective social media network sites. If firm-related communications are directed to a non-authorized employee on a social media network site, the employee should not respond other than to direct the individual to his/her work e-mail and/or provide a work phone number.
3.7.5Global Anti-Corruption Policy
No payments of any kind may be made by H&W or by an employee or any other person, directly or indirectly, to any person, government, corporation, or other entity for the purpose of obtaining or retaining business, influencing any acts or decisions, or ensuring an improper advantage, or for any other purpose other than as allowed by the Foreign Corrupt Practices Act or other laws and regulations that apply in various countries and legal jurisdictions influencing favorable consideration of applications for a business activity or other matter. Under the Foreign Corrupt Practices Act and other applicable regulations (including various countries and legal jurisdictions), there are severe penalties that may be imposed on the firm and on individuals who violate these laws and regulations. Refer to Appendix 3-G – Global Anti-Corruption Policy.
3.7.6Political Contributions and Other Political Activities
All employees are required to pre-clear with the Compliance Department personal contributions (including contributions by spouse and dependent family members) to individual political officials/candidates (at the federal, state, or local government levels) and political parties/committees. In addition, pre-clearance by the Compliance Department is required for any political fundraising activities. To comply with federal, state, and local governments’ pay-to-play regulations, the Firm’s policies and procedures on political contributions and activities are included as Appendix 3-D.
3.7.7Entertainment of Public Officials
We have adopted procedures that apply to entertainment of public officials.
These procedures are included as Appendix 3-A.

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3.7.8Entertainment of Pension Plan (including Taft-Hartley) Officials
Pension Plans under the Employee Retirement Income Security Act of 1974 (ERISA)
Section 406(b)(3) under ERISA prohibits plan fiduciaries from receiving “any consideration” for their personal benefit in connection with a transaction or transactions involving plan assets. General guidance issued by the U.S. Department of Labor (“DOL”) limits the receipt by a fiduciary from any one entity of gifts (other than cash), meals, and entertainment to less than $250 (aggregate annual value). All gifts and entertainment of officials of ERISA pension plans (including Taft-Hartley plans) must be pre-cleared by the Compliance Department. The pre-clearance procedures are included as Appendix 3-A.
Taft-Hartley Plans
The DOL requires notification of entertainment of employees of union-affiliated pension plans (commonly called “Taft-Hartley” plans) by service providers, including investment managers. Any employer, as defined by the Labor-Management Reporting and Disclosure Act of 1959, as amended (LMRDA), who has engaged in certain financial transactions or arrangements, of the type described in Section 203(a) of the LMRDA, with any labor organization, union official, employee or labor relations consultant, or who has made expenditures for certain objects relating to activities of employees or a union, must file a Form LM-10. Any gifts or payments (collectively “gifts”), including gifts such as a client dinner, made by H&W to a covered person must be reported and filed on the DOL’s Office of Labor-Management Standards Form LM-10. The pre-clearance procedures for ERISA plan officials (includes Taft-Hartley plans.

3.7.9Contribution Requests

From time to time, we may receive requests for contributions or sponsorship of a charitable event from our clients. Such requests should be forwarded to the Compliance Department for preapproval. The Compliance Department will determine if there are any conflicts of interest before the request is sent to the CEO, President and COO for final approval.
3.8Regulatory, Legal and Other Contacts
Care must be taken in responding to oral or written inquiries from regulatory agencies, government officials and others outside of the Firm (as described below), since their questions may relate to matters beyond our ordinary business or concern serious issues. You must follow the procedures described below (which require the CCO’s or COO’s immediate notification) if you receive these inquiries.
3.8.1Inquiries from Regulatory Agencies
•All inquiries, written or oral, for information by governmental or self-regulatory authorities, including but not limited to representatives of the SEC, FINRA, CFTC, the Internal Revenue Service, the Department of Labor, and the states, must be reported immediately to the CCO or COO.
-    In the case of telephone inquiries, you must obtain the name, agency, address, and telephone number of the representative making the inquiry.

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3.8.2Litigation Relating to the Firm or Your Employment with Us
•Only authorized employees may accept legal process on our behalf.
-If an attempt is made to serve you with a legal process intended for the Firm, you must refuse it and immediately notify the CCO or COO.
-If you are served with a subpoena that relates to your employment with us or directly to us, clients, or other employees, you must notify the CCO or COO. See also the section relating to Breaches of Our Policies and Procedures/Legal Violations below for further guidance regarding our procedures.
3.8.3Other Contacts
•Periodically, attorneys, accountants, broker/dealers, other investment advisers, credit agencies and others may request information about our operations, clients or employees.
-    Any request for information that is not generally released by us in the ordinary course of business must be referred immediately to the CCO or COO.
3.9Oral and Written Business-Related Communications with the Press and the Public We have adopted procedures that apply to all communications that are business-
related, including speeches, interviews and articles you write. These procedures are included in our Media Guidelines (attached as Appendix 3-B). Specific guidance is provided with respect to discussions about portfolio holdings and general conduct in a Question and Answer Format. While these procedures apply to all employees, they are particularly important for our investment-related professionals (e.g., portfolio managers) who are more likely to come in contact with the press and others outside of the Firm.
We have also adopted procedures regarding the public dissemination of portfolio holdings (attached as Appendix 3-C).
3.10Breaches of Firm Policies and Procedures/Legal Violations
Protecting our reputation is everyone’s job. Employees have an obligation to question any action or proposed action that may violate our Code of Conduct or other policies and procedures. Employees must report any known or suspected violation of our policies and procedures or any other action or proposed action that could adversely affect your fellow employees, our clients or vendors or the integrity of the Firm. The normal process for such reporting is to your immediate Supervisor, Human Resources and/or to the CCO or COO. Any retaliation against any employee who reports a suspected violation of the Code is prohibited and constitutes a further violation of the firm’s Code of Conduct. Employees may also submit any suspected violations of the Code anonymously. H&W has adopted a Whistleblower Protection Policy, which is included as Appendix 3-F.

Notifying the CCO or COO: The CCO or COO must be immediately notified of incidents where the Firm and/or employees have violated any securities laws or regulations, the Code of Conduct or other policies and procedures.

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Escalation and Remediation: The Compliance Department will review all relevant facts and circumstances to determine an appropriate course of action to remediate any breach or violation of the firm’s policies and/or applicable laws or regulations. In all situations, the COO must be notified of compliance related breaches or violations and their remediation. In addition, the Chief Executive Officer and/or President may also be notified, depending on the type and materiality of the breach/violation.
Employees who commit a breach of our policies and procedures or otherwise violate the law may be subject to sanctions as described below. In addition, the Firm may be required to notify the appropriate regulatory authorities depending on the type and materiality of the violation of the law or regulation.
Sanctions:
Internal
We must take appropriate disciplinary actions against you for violating the policies and procedures contained in this Manual as well as in the event of other legal violations. Penalties are imposed in light of the circumstances of each case after taking into account, for example, the severity of the violation and whether the violation is a first time or repeated offense. The penalties we may impose include a:
•Warning;
•Reprimand;
•Suspension of activities (e.g., your ability to trade for personal accounts);
•Monetary fine, including a reduction in bonuses;
•Suspension or termination of employment;
•Reporting the offense to the appropriate government authorities; or
•A combination of the foregoing.
External
Government authorities and regulatory bodies, such as the SEC and FINRA, may impose penalties for violations of securities laws. These penalties may include:
•Formal censure;
•Monetary fines;
•Disgorgement of profits;
•Suspension from securities-related activities;
•Disbarment from the securities industry;
•Imprisonment; or
•A combination of the foregoing.

Documentation and Reporting: The firm maintains documentation of violations of the firm’s policies and regulations, including remediation actions taken by the firm. Starting

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in August 2021, H&W shall maintain a compliance event log for tracking and reporting purposes.
3.11Affiliates
The COO maintains a list of owners and affiliates of H&W. On at least an annual basis, the COO updates the firm’s affiliates list and distributes the affiliates list to the Compliance Department.

H&W has determined that owners of Stephens-H&W, LLC, a minority shareholder of H&W, do not fall within the SEC’s definition of advisory affiliates under the Advisers Act. In addition, the United States Department of Labor Regulations prohibit a fiduciary of a plan subject to the Employee Retirement Income Security Act o1974 (ERISA) from exercising its fiduciary authority to cause the ERISA plan to pay a service fee to a person in whom the fiduciary has an interest that may affect the exercise of its best judgment as a fiduciary. Regardless of whether Stephens Inc. (a broker-dealer) might be considered to be a person in which H&W has such an interest, H&W will not use its authority as a fiduciary of any ERISA plan to engage Stephens Inc. to provide paid services to that plan.

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Appendix 3-A

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC (“H&W”) ENTERTAINMENT OF GOVERNMENT AND ERISA PENSION PLAN (INCLUDING TAFT-HARTLEY) OFFICIALS / EMPLOYEES
________________________________________________________________________________________________

The following guidelines apply to expenditures incurred by employees of the Firm and to expenditures incurred directly by H&W.

I.U.S. Federal Government and Foreign Government Officials/Employees

Rules regarding travel and/or entertainment expenditures incurred by the Firm or its employees on behalf of U.S. federal government and/or foreign government officials/employees are very strict and provide little room for normal business entertainment. Accordingly, all expenditures involving U.S. federal government and/or foreign government officials/employees must be pre-cleared with the Compliance Department.

For purposes of this memorandum, U.S. federal government officials include officers and employees of departments of the executive branch, government corporations and independent government agencies (e.g., the Securities and Exchange Commission, the Commodity Futures Trading Commission and the Board of Governors of the Federal Reserve System, however, employees of the individual Federal Home Loan Banks (“FHLB”) are not considered U.S. government officials because the FHLB system is not owned by the federal government). Government corporations are corporations of which the U.S. Government has at least partial ownership (e.g., the Federal Deposit Insurance Corporation). Corporations that are created by legislation but are privately-owned are not government corporations (e.g. the Federal National Marketing Association, the Federal Home Loan Mortgage Association, and the Student Loan and Marketing Association) for these purposes.

Foreign government officials include: executive, legislative and judicial personnel of a foreign government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such foreign – owned or government-controlled commercial enterprises; foreign political party officials and candidates for foreign political office; and personnel of international governmental organizations (e.g., World Bank, European Union and Inter-American Development Bank).

II.U.S. State and Local Government Officials

Rules regarding the entertainment of U.S. state and local government officials/employees are complex and vary widely from state to state and locality to locality. State gift, gratuity and lobbying laws may impose monetary or other restrictions on the provision of entertainment to public officials/employees and/or require the registration of the Firm and/or individual employees as lobbyists (employees may not take any steps toward lobby registration without

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involving the Compliance Department) and the filing of expense reports with the appropriate state authorities.

Accordingly, Gifts, including but not limited to meals, tickets, trips, hotel, transportation, or anything else of value, may not be given to state or local officials or employees without pre-clearance by the Compliance Department.

For purposes of this memorandum, U.S. state and local government officials include any person who is compensated in any way through appropriated funds of either a state or local government or an officer or employee of a corporation of which a state or local government is at least a majority owner. By way of example only, government officials would include employees (e.g., investment officers and portfolio managers) of state or local treasurers’ offices, or state or local government pension boards or agencies.

III.Pension Plans under the Employee Retirement Income Security Act of 1974 (ERISA), including Taft-Hartley Plans

The Finance Department maintains a list of ERISA plan clients, which is used by the Compliance Department for monitoring gifts or entertainment given to ERISA plan clients. Any gifts or entertainment of ERISA plan (including Taft-Hartley plan) officials require pre-clearance from the Compliance Department. A gifts and entertainment log is maintained by the Compliance Department. The pre-clearance requirement also applies to gifts and entertainment of ERISA plan prospects.

IV.Taft-Hartley Officials

Any employer, as defined by the Labor-Management Reporting and Disclosure Act of 1959, as amended (LMRDA), who has engaged in certain financial transactions or arrangements, of the type described in Section 203(a) of the LMRDA, with any labor organization, union official, employee or labor relations consultant, or who has made expenditures for certain objects relating to activities of employees or a union, must file a Form LM-10. The LM-10 form allows exclusion of “sporadic or occasional gifts or gratuities of insubstantial value given under the circumstances and terms unrelated to the recipient’s status in a labor organization.” The Department of Labor has decided that gifts and gratuities with an aggregate annual value of $250 or less per recipient are insubstantial for reporting on Form LM-10. In general, the Form LM-10 must be filed annually within 90 days after the end of the employer’s fiscal year.

V.Procedure for Pre-Clearance and Recordkeeping

For all gifts and entertainment of government and ERISA (including Taft-Hartley) officials/employees, you must complete the preclearance form available in the SchwabCT system, which will notify the Compliance Department to review such request. You are required to provide the specific names and titles of the official/employee as well as the full details of the

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proposed entertainment and anticipated expenses per individual. You should submit the form as far in advance of the proposed entertainment as possible to permit timely review of the request.

1.The Compliance Department will keep a log of all government and ERISA (including Taft-Hartley) client or prospective client gifts and entertainment paid by H&W and will check all new requests to ensure that we do not exceed the applicable federal/state restrictions.

2.If the gift/entertainment request is approved, the Compliance Department will notify the employee of the approval. A record of the approval is maintained in SchwabCT system.

3.Employees must include a copy of the approved form with their T&E reports submitted to the Finance Department for reimbursement of expenses.

If you have any questions on the foregoing, contact the Compliance Department.

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Appendix 3-B

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC (“H&W”) MEDIA COMMUNICATIONS GUIDELINES
Updated: September 1, 2020
________________________________________________________________________________________________

The firm’s media communications guidelines should be followed in all forums in which you may be communicating directly or indirectly with the public (including, without limitation, speeches, television or print interviews, appearances on discussion panels at industry forums, participation in internet chat discussions or any contribution to any media likely to be seen by persons who are not H&W employees). If you have any questions about these guidelines or public communications, please contact the Compliance Department.

•You must obtain prior approval to appear in any public forum involving the firm from the Managing Director (MD) of Marketing Communications (effective September 1, 2020). In situations where H&W is featured as the primary contributor of the public forum/media event, pre-clearance is required from the CEO or President and Compliance. The MD of Marketing Communications is responsible for obtaining the required approvals and maintaining the firm’s log of its participation in public forums/media events.

•Communications with the public must be made in good faith.

•Untrue statements or omissions of material facts are prohibited.

•Communications may not contain a promise of specific results.

•Exaggerated or unwarranted statements and claims are not permitted. Opinions must have a reasonable basis and forecasts must be clearly labeled as forecasts. The inherent risk of investing in securities must be considered in making any communications with the public.

•Always make clear that your comments are your views (not those of H&W) as of that day and are subject to change at any time based on market or other conditions.

•You can discuss individual securities. If you discuss individual securities, you will be subject to the restrictions discussed in the paragraph below.

If you discuss individual securities, you will not be able to trade against your public position for a period of 7 calendar days for either client or personal accounts except under the limited circumstances identified below. Thus, if you speak favorably about a specific security, you will not be able to sell that security for 7 calendar days and if you speak negatively about a specific security, you will not be able to buy that security for 7 calendar days.

The reason for this prohibition is to protect you and H&W from allegations that you were attempting to manipulate the market by generating interest (or driving down

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interest) in a particular stock so that you could then take advantage of the price change following your comments.

The limited circumstances under which you may trade for client accounts in a security which you have made a public comment are trades done to rebalance the accounts as follows:

i.When there is cash flow in to or out of the account and the trades are done generally on a proportional basis. For example, if the account has a redemption within 7 calendar days after a favorable public comment about a security, you may reduce your position in that security in proportion to the reduction in assets.

ii.A trade for a particular account results in the position being adjusted back to pre-established target weighting for that security or across a group of similar accounts.

iii.The trade is done at client direction or to maintain compliance with client guidelines.

iv.Upon permission from the Compliance Department, upon a showing that the proposed trade would be in the client’s best interest. If you believe that circumstances have changed since your public comment that would make a trade in the best interest of a client, you should discuss with the Compliance Department the reasons why you believe a trade is in the best interest of the client.

•You may not mention any separate account client or discuss specifically a separate account client’s account without authorization from the client.

•All handouts or other written materials must be reviewed by the Compliance Department.

•You should not permit the reprinting or rebroadcasting of any public communication without ensuring that it has received the approval of the Compliance Department. In instances where a mutual fund is mentioned, reprints and rebroadcasts may be deemed mutual fund “sales literature” and require certain disclosures under SEC and/or FINRA regulations.

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PROCEDURES FOR MEDIA COMMUNICATIONS:
All communications with the media must be coordinated with H&W Marketing Communications and Hewes Communications (See contact information below).

•Before speaking with the media, you must obtain prior approval from the CEO or President and Compliance when you are featured as the primary contributor.

•Inform the Compliance Department of the interview if you are planning to highlight certain securities (either positively or negatively). These securities need to be pre-cleared by Compliance. Please be aware of the following restriction:

Securities for which we have an open (buy or sell) order for any “target” trades on the trading desk should not be mentioned in the interview. Open orders are sent via e-mail to all portfolio managers and analysts on a daily basis by the trader.

•After the interview, either H&W Marketing Communications or Hewes Communications will provide the Compliance Department with a transcript of the interview or a copy of the article before dissemination to the public, if possible.

•H&W Marketing Communications will inform Compliance of the anticipated first date of dissemination to the public. This will count as the first day of the securities restriction, as necessary.

•When securities are discussed during the interview, Compliance will set up the restrictions in the trading system to monitor for any securities subject to the media restrictions.

Important Contact Information:

H&W Marketing Communications John Haase
Office: 213-430-1932; john.haase@hwcm.com
Mobile: 802-522-6710

Hewes Communications, Inc. 1270 Avenue of the Americas New York, NY 10022-5501 Phone: 212-207-9450
Fax: 212-207-9475

Tucker Hewes
Office: 212-207-9451; tucker@hewescomm.com
Mobile: 917-873-5220; 9178735220@mobile.att.net

Tony Denninger
Office: 212-207-9452; tony@hewescomm.com
Mobile: 917-951-4292; 9179514292@mobile.att.net

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Howard Monaghan
Office: 212-207-9453; howard@hewescomm.com
Mobile: 917-873-5867; 9178735867@mobile.att.net GENERAL GUIDELINES
•Identify Yourself
Before beginning any conversation with a reporter, clarify whether you are talking on or off the record, as well as the entity you represent (i.e. H&W). Confine your comments to those matters for which you have direct responsibility. Under no circumstances should you discuss H&W corporate policies or strategy either on or off the record. Inquiries about these matters should be directed to the CEO or President.
•Express Your View/Opinion
Make it clear that your comments are your views, and not those of H&W, as of that day and are subject to change based on market conditions or other developments.
•Think Before You Speak
Be very cautious about off the record conversations. What you say in such conversations may still be used in various ways, even if it cannot be attributed to you. Take care to consider the impact such unattributed statements might have on our clients and on H&W’s overall reputation.
•Be Clear
To avoid being misquoted, ensure that media interviewers fully understand your comments.
•Speak the Truth
All public communications must be made in good faith. Untrue statements or omissions of material facts are prohibited.
•Inside Information – Special Care Needed
Employees in possession of material non-public information regarding a company may not discuss that company or the information with the media or anyone else.
•Avoid Negative Comments
Negative comments (about a company’s or a sector’s prospects, for example) generally should be avoided. Care should be taken if speaking about a relatively small sector dominated by one company that any remarks are not a thinly-veiled reference only to that company.
•Avoid Comments on H&W Business Matters
Do not discuss profitability of H&W.
•Be Aware of Confidentiality
Never breach the confidentiality of customer accounts. Do not disclose a client’s name without the client’s authorization.

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Don’t Discuss Legal Issues
Do not comment upon matters that involve legal or compliance issues that relate to matters you know are in litigation or that you believe are likely to be the subject of litigation. Refer inquiries on such matters to the Compliance Department.
•Avoid Sensitive Topics
Do not comment upon activities of former employees, compensation, or activities of competitors.
•Don’t Make Promises You Can’t Keep
Communications may not contain a promise of specific results.
•Stand on Solid Ground
Exaggerated or unwarranted statements and claims are not permitted. Opinions must have a reasonable basis, and forecasts must be clearly identified as forecasts.
•Follow Guidelines for Discussion of Individual Securities
When discussing individual securities or your present or future intentions with respect to individual securities, you will be subject to the restrictions discussed previously under “Discussion of Portfolio Holdings”. Focus your comments regarding individual securities on long-term holdings with strategic implications for your portfolio and avoid short-term developments. You may not under any circumstances discuss a particular company if you possess material non-public information about that company.
•Avoid Conflicts of Interest Regarding Your Own Investments
You should refrain from making any public statements about companies in which you or your immediate family members have invested, especially in connection with small cap, less liquid securities. If you do discuss such securities, you need to disclose your investment in the securities.

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Appendix 3-C

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC (“H&W”)
Disclosure of Portfolio Holdings Policy and Procedures
________________________________________________________________________________________________

U.S. Regulatory Filings
H&W files the following regulatory filings with the SEC that includes portfolio securities transactions and/or holdings information when the firm has discretionary authority over such securities held in client accounts:

•Form 13F – Quarter-end information regarding reportable securities purchased by H&W for all discretionary client accounts. Reports are due and filed within 45 calendar days after quarter-end.

•Schedule 13D – Filing required where H&W has beneficial ownership of more than 5 percent of a class of Section 12 Securities and is ineligible to file Schedule 13G or where beneficial ownership of a class of Section 12 Securities equals or exceeds 20%. Reports are due within 10 days of the transaction triggering a reportable event.

•Schedule 13G – Annual filing where H&W has “acquired” an aggregate of more than 5% of a class of Section 12 Securities for its discretionary client accounts. Reports are due and filed within 45 calendar days after calendar year-end.

•Schedule 13G Amendments – Monthly filing required where H&W has “acquired” an aggregate of more than 10% of a security during the year, or a 5% change in position (positive or negative) after an increase to a 10% ownership. A Schedule 13G must be filed within 10 calendar days after the month that the ownership threshold or change is reached.

These filings are available to the general public and are posted on the SEC’s website at www.sec.gov.

Non-U.S. Regulatory Filings
For certain non-US (foreign) securities markets, H&W is required to file with the respective regulatory agencies and/or securities exchanges portfolio securities transactions and/or holdings information when the firm’s discretionary client accounts’ ownership meets a certain reporting threshold and/or criteria (e.g, company merger/acquisition, etc.). Non-US securities filing requirements vary across the different foreign regulatory jurisdictions.
Client Reporting
H&W provides portfolio holdings to clients and their consultants as requested. Clients also have direct access to their accounts through their custodian.

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Portfolio Holdings on the Website
Each strategy’s top 10 holdings, portfolio characteristics and commentaries will be generally available eight to ten business days after quarter-end on H&W’s website, depending on the timing for each respective strategy.

Disclosure of Holdings in Request for Proposals, Consultant Databases, and Marketing Materials
In general, each investment strategy’s monthly (unaudited) portfolio holdings can be disclosed by the last business day of the following month. A representative account may be used for each strategy, and may disclose (among other details) ticker/cusip, description, and/or percentage weight. If numbers of shares and/or market values are requested by security, a hypothetical amount (ex. $100 million portfolio) should be applied to the percentage weight to calculate the representative portfolio.

Disclosure of Portfolio Attribution and Characteristics in Request for Proposals, Consultant Databases, and Marketing Materials
Disclosure of monthly portfolio attribution and characteristics of the strategy’s composite or a representative account for each strategy can be made on the eighth business day after month-end.

Disclosure of Holdings to Service Providers and Other Parties
H&W’s portfolio holdings are disclosed to service providers on an on-going basis in the performance of their contractual duties. These providers include, but are not limited to, the client’s custodian, fund accountants, fund administration, printing companies, public accounting firm and attorneys. Holdings are disclosed to service providers that perform operational services for all of the accounts managed by H&W which include back office services, portfolio accounting and performance systems services, proxy voting services, and analytical and trading systems (such as FactSet, Bloomberg, and Charles River).
Employees of H&W also may have frequent access to portfolio holdings. The frequency of disclosure to these parties varies and may be as frequently as intra-day with no lag.

Various broker/dealer and other parties involved in the trading and settlement process have access to H&W’s portfolio information when H&W is buying and selling securities for various clients.

On certain occasions, a client may hire a transition manager to build their portfolio before giving the account to H&W to manage. All portfolios sent to transition managers must be cleared through the Compliance Department. H&W will send a current model portfolio to the transition manager only at a client’s request.

Portfolio holdings may be disclosed to governmental and self-regulatory authorities pursuant to applicable laws or regulations, or a judicial, regulatory or other similar demand or request.

Disclosure of Individual Portfolio Holdings
Employees of H&W may discuss specific portfolio holdings with the public and/or the media. H&W maintains policies and procedures regarding pre-approval prior to discussing the firm’s view (or positioning) of a specific security held in clients’

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portfolios. In addition, the confirmation of whether a stock is held in a portfolio and the specific weighting must follow the public disclosure procedures as described above.

Prior Approval
Any other distribution of portfolio holdings information (including historical portfolio holdings) requires the prior approval of the Chief Compliance Officer, or designee.

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Appendix 3-D

Hotchkis and Wiley Capital Management, LLC (“H&W”) Political Contributions and Activities
________________________________________________________________________________________________

Overview
In the United States, both federal and state laws impose limitations, and in some cases restrictions, on certain kinds of political contributions and activities. These laws apply not only to U.S. citizens, but also to foreign nationals and both U.S. and foreign corporations and other institutions. Accordingly, Hotchkis and Wiley Capital Management, LLC (‘H&W” or the “Firm”) has adopted these policies and procedures concerning political contributions and activities regarding federal, state, and local candidates/officials and political parties/committees.

All H&W Employees, including officers of the Firm, (“Employees”) are responsible for being familiar with and complying with these policies and procedures. Failure to comply could result in civil or criminal penalties for H&W and the individuals involved.

These policies are intended solely to comply with these laws and regulations and to avoid any appearance of impropriety. These policies are not intended to otherwise interfere with an individual’s right to participate in the political process.

H&W may render services in connection with investment funds, investment companies or separate accounts to state and local pension plans or other government accounts. There are significant and materially detrimental consequences to H&W’s business (including but not limited to the possible forfeiture of management fees for multiple years) if H&W and its employees fail to observe applicable federal, state and/or local regulations relating to political contributions and activities. Under this policy, H&W and Employees are prohibited from engaging in any form of political contributions to federal, state, and local political officials/candidates, political parties/committees, or any political soliciting/fundraising activities without prior approval from the Chief Compliance Officer (CCO), or designee.
If an Employee has any questions about political contributions and activities, he or she should contact the Compliance Department.

Definitions
Political Contribution - any gift, subscription, loan, advance, or deposit of money or anything of value made for:
-The purpose of influencing any election for federal, state or local office;
-The payment of debt incurred in connection with any such election; or
-Transition or inaugural expenses incurred by the successful candidate for state or local office.
This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any

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federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate.
Coordinating Political Contributions - means bundling, pooling, or otherwise facilitating the Political Contributions made by other persons.
Soliciting Political Contributions - means to communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution.

Contributions by, or on behalf of, H&W
Federal law prohibits political contributions by H&W (or in H&W’s name) in support of candidates for federal office. While some states allow contributions for political candidates, legal restrictions on corporate donations to state and local candidates apply. Any H&W political contribution must be approved, in writing, by the CCO, or designee, who will maintain a copy.

Political Contributions to Obtain or Retain Business
All persons, including Employees, consultants or anyone working on behalf of H&W, are prohibited from making, soliciting, or coordinating political contributions where the purpose is to assist H&W in obtaining or retaining business. The SEC and certain states have adopted “pay to play” restrictions that have the effect of severely limiting how political contributions can be made by Employees, consultants or anyone working on behalf of H&W. These restrictions may also, in certain circumstances, apply to a spouse or dependent family member of an Employee.

Covered Associates
Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act (Advisers Act) prohibits an investment adviser from receiving compensation from a state or local government entity for two years after the investment adviser or any of its Covered Associates makes a political contribution to covered “officials” of the government entity (which includes incumbents, candidates, or successful candidates for office if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an adviser, or has the authority to appoint such adviser). Covered Associates include executive officers and certain employees involved in soliciting clients and their supervisors. Executive officers are defined as the Executive Chairman, Chief Executive Officer, President, department heads, and any other officer/employee of the investment adviser who has a policy-making function. The Firm’s list of Covered Associates shall be maintained by the Compliance Department.
Pre-clearance and Reporting Requirements
Since H&W and Covered Associates are subject to Rule 206(4)-5 and other applicable federal, state and/or local regulations relating to political contributions, Covered Associates must obtain pre-clearance from the CCO, or designee, prior to: (1) making any political contributions to federal, state, or local political officials/candidates (including any contributions to a political party or political action committee); (2) coordinating political contributions made by other persons; (3) engaging in any solicitations or fundraising activities on behalf of a political official/candidate, political party or political action committee; and (4) establishing or being involved with a political

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action committee, or any other entity that makes political contributions. The Compliance Department will maintain a log of political contributions by Covered Associates and other political activities covered under this policy engaged by Covered Associates.

The Firm is also requiring that all Employees comply with the above pre-clearance and reporting requirements before making any political contributions and engaging in any other political activities covered under this policy (including the coordination of political contributions, political solicitations or fundraising activities, or establishing or being involved with a political action committee).

Employee Spouses and Dependent Family Members
State or local government office - The pre-clearance and reporting requirements for any political contributions to state or local government officials and/or candidates apply to employee spouses and dependent family members since certain states and local governments have more restrictive prohibitions than the Advisers Act that may define “covered employees” more broadly and include spouses and dependent family members.
Federal government office - Employee spouses and dependent family members are not required to pre-clear and report political contributions to officials/candidates at the federal office level, national political parties (i.e., Republican National Committee, Democratic National Committee, etc.), and federal political action committees.

Employees are prohibited from coordinating political contributions through their spouses and/or dependent family members to circumvent the firm’s policy and federal/state/local government regulations.

Firm Approval
Each political contribution request by Employees will be reviewed and approved based on each request’s specific facts and circumstances.

Executive committee members who are not H&W employees may be subject to periodic reporting of their political contributions and solicitation activity (including political contributions and solicitation activity by their spouses and dependent family members) at the state or local government level.

De Minimis Limits
As a general guideline, Rule 206(4)-5 provides de minimis limits where a political contribution by a Covered Associate would not trigger the compensation prohibition on the investment adviser:
•$350 to any one official or candidate, per election and Covered Associate must be entitled to vote at time of contribution; and
•$150 to any one official or candidate per election and Covered Associate cannot be entitled to vote at time of contribution.

Although there are de minimis limits established under the Rule, pre-clearance by the CCO, or designee, is still required in all cases of political contributions by Employees. [Note: some states or local governments have no de minimis limits.]

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Look-back Provision
Rule 206(4)-5 includes a “look-back” provision that attributes to an adviser any contributions made by a person prior to becoming a Covered Associate” of the Firm. The Rule requires a two-year look-back for “new” Covered Associates who solicit clients and a six month look-back for “new” Covered Associates who do not solicit clients. “New” Covered Associates include new hires or current employees with a change of job responsibilities.

For any “new” Covered Associate, H&W will review all of his/her political contributions made in the two-year period prior to his/her employment or change of job responsibilities to determine if a contribution was made that would trigger the compensation prohibition under the Rule.

Employee Separations
Under Rule 206(4)-5, the departure or termination of a Covered Associate will not prevent his/her political contributions made while an employee from being attributed to the Firm, nor stay the application or continuation of the two-year prohibition period on receipt of compensation.

Solicitations of Employees on Behalf of Federal, State or Local Candidates (including Political Parties or Political Action Committees)
No Employee shall apply pressure, direct or implied, on any other Employee that infringes upon an individual’s right to decide whether, to whom, in what capacity, or in what amount or extent, to engage in political activities.

Prohibitions and General Guidelines Regarding Political Contributions, Solicitations and Volunteering
All Employees must comply with the following guidelines when making political contributions, engaging in political activities or soliciting political contributions to candidates, political parties or political action committees, or volunteering for political campaigns or parties:

•All Employees are prohibited from:
•Making political solicitations under the auspices of H&W, unless authorized in writing by the CCO (or designee) who will maintain a copy. Use of H&W letterhead is prohibited;
•Using H&W’s address on political contributions, unless required by law;
•Reimbursing others for political contributions;
•Volunteering for political campaigns or parties on firm time or with the use of firm resources;
•Using H&W’s name (even in biographical or professional descriptors) in connection with explicit political activities of individuals unless required by law or permission has been granted by the CCO (or designee);
•Causing H&W to incur additional expenses by using H&W resources for political activities, including expenditures such as the use of photocopier paper for political flyers, postage, or H&W-provided refreshments at a political event;

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•Using H&W’s facilities (meeting spaces, reproduction equipment, computers, etc.) for political purposes, unless authorized in writing by the CCO (or designee) who will maintain a copy; and
•Doing indirectly or through another person anything prohibited by these policies and procedures.
•Solicitations or invitations to fundraisers must:
•Originate from the individual’s home address,
•Make clear that the solicitation is not sponsored by H&W, and
•Make clear that the contribution is voluntary on the part of the person being solicited.

Political Contributions and Activities by Foreign Nationals and Foreign Businesses Foreign nationals (persons who are not U.S. citizens or permanent resident aliens) and foreign businesses are prohibited by law from:
•Making contributions, donations, expenditures, or disbursements (either directly or indirectly) in connection with any federal, state, or local elections;
•Contributing or donating to federal, state or local political parties; and
•Making disbursements for federal, state, or local electioneering communications.
Volunteers Who Are of Subordinate Rank
Any employee considering the use of the services of a subordinate employee (whether or not in the same reporting line) for political activities must inform the subordinate that his or her participation is strictly voluntary and that he or she may decline to participate without risk of retaliation or any adverse job action.

Responsibility for Personal Contribution Limits
Federal law and the laws of many states and localities establish contribution limits for individuals and political action committees. Knowing and remaining within those limits is each employee’s responsibility. In some jurisdictions, contribution limits apply to the aggregate of all of the employee contributions within the jurisdiction.

Certifications
All Employees are required to complete a quarterly political contributions and activities certification. Employee political contribution records shall be treated as confidential and may only be reviewed by persons(s) with a “need to know” or for purposes of making necessary disclosures to any regulatory agencies, if required.

Recordkeeping Requirements
The Compliance Department will keep the necessary records based on the information gathered under this Policy, in compliance SEC Rule 204-2.

Covered Investment Pools - To satisfy the recordkeeping requirement of SEC Rule 204-2(a)(18)(i)(B), H&W shall rely on the Investment Management Staff No-Action Letter: Investment Company Institute (September 12, 2011) that does not require advisers to pierce their omnibus accounts or seek information from their omnibus accountholders in

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order to comply with the rule. H&W shall satisfy its recordkeeping requirements under Rule 204-2(a)(18)(i)(B) by maintaining a record that includes:
•Each government entity that invests in a Covered Investment Pool where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Covered Investment Pool or its transfer agent;
•Each government entity, the account of which was identified as that of a government entity – at or around the time of the initial investment – to the adviser or one of its client servicing employees, regulated persons or covered associates; and
•Each government entity that sponsors or establishes a 529 Plan and has selected a specific Covered Investment Pool as an option to be offered by such 529 Plan.
•Each government entity that has been solicited to invest in a Covered Investment Pool either (i) by a covered associate or regulated person of the adviser; or (ii) by an intermediary or affiliate of the Covered Investment Pool if a covered associate, regulated person, or client servicing employee of the adviser participated in or was involved in such solicitation, regardless of whether such government entity invested in the Covered Investment Pool.

Effective Date: March 14, 2011
Updated: September 30, 2011
Updated: June 1, 2012
Updated: September 12, 2019
Updated: August 15, 2025

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Appendix 3-E

Hotchkis and Wiley Capital Management, LLC (H&W) Guidelines on Investment-Related Conflicts Adopted: November 1, 2016
________________________________________________________________________________________________

Overview
In connection with H&W’s investment advisory services, the interests of our clients may come into conflict with the interests of other clients in different investment strategies and products managed by the firm, including any proprietary/affiliate investment products or accounts. These issues may be elevated when clients invest in similar investment opportunities and in different parts of an issuer’s capital structure.
These guidelines provide an overview of certain conflict of interest considerations relevant to the evaluation and management of H&W’s investment activities across its strategies and products, including any proprietary/affiliate products or accounts.
General Principles
•Conflicts of interest are highly fact-intensive and will be reviewed on a case-by-case basis, taking into consideration (among other factors) (i) the interests of the relevant H&W clients, (ii) the circumstances giving rise to the conflict, (iii) applicable laws and (iv) the extent to which the conflict is disclosed in the firm’s Form ADV and other relevant client or offering documents.
Examples of Conflicts of Interest
Investment-related conflicts of interest include (but are not limited to):
•Investments by H&W clients at different levels of an issuer’s capital structure, as well as subsequent decisions with respect to such investments (e.g., votes, foreclosures, events of default, workouts, etc.);
•Side-by-side investments involving separate accounts, registered funds, ERISA accounts, and non-registered (private) funds, even if at the same level of the capital structure;
•Trade allocations by portfolio managers that manage both separate accounts, registered funds, ERISA accounts, and private funds;
•Cross trades involving separate accounts, registered funds, ERISA accounts and private funds, including securities for which market quotations are not readily available;
•Investments by H&W clients in firm or affiliates sponsored private funds and/or products; and

•H&W’s utilization of affiliated service providers for registered funds or private (non-registered) funds.

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Potential Steps to Mitigate Conflicts of Interest
It is not always clear whether a situation involves a conflict of interest, and portfolio management personnel should consult the COO, CCO or other designee as soon as possible after becoming aware of an actual or potential conflict involving H&W clients, even if the situation is not included in the list above.
H&W has established policies and procedures to address conflicts of interests that may arise from its business activities. In certain situations where the conflict of interests requires further review, H&W has established an Investment Conflicts Committee (ICC) to assist in the determination of the course of action to be taken under the situation.
The ICC shall include the CEO, President, Designated Portfolio Managers, COO, CCO or others as considered necessary. At least two members should be involved in the determination of any course of action to be taken. The steps taken to mitigate such conflict will vary depending on the specific facts, and may include (without limitation):
•H&W, in its best efforts, to avoid the conflict of interest, if possible;
•Client accounts foregoing, or disposing of their position in, the subject investment;
•Client accounts being subject to certain limitations with respect to the investment (e.g., restrictions on taking an ‟active” or ‟control” position); and/or
•Forming separate portfolio manager teams to represent the relevant H&W client accounts, if possible given the situation. If situation involves material non-public information (MNPI), refer to the firm’s Compliance Manual - Section 3.2 – Insider Trading.
In a conflict of interest situation presented to the ICC, the firm shall retain documentation of its review and determination of the course of action to be taken.
Compliance with Existing H&W Policies and Procedures
H&W employees must also comply with existing firm policies and procedures that have been developed to mitigate investment-related conflicts, including (without limitation):

•H&W’s Cross Trading Policy and Procedures;
•H&W’s Trade Allocation Policy and Procedures;
•H&W’s Code of Ethics; and
•H&W’s Proxy Voting Policies and Procedures.
Failure to comply with these guidelines can result in: (i) substantial monetary liability to the firm and/or proprietary funds; (ii) regulatory action against the firm and/or proprietary funds; (iii) severe reputational harm; and/or (iv) subject an employee to disciplinary action up to and including termination of employment.

Questions
If you have any questions regarding these guidelines, please contact the COO, CCO or other designee.

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Appendix 3-F

Hotchkis & Wiley Capital Management, LLC Whistleblower Protection Policy
Adopted: March 1, 2017
________________________________________________________________________________________________

Statement of Policy
Hotchkis and Wiley Capital Management, LLC (H&W) has adopted this Whistleblower Protection Policy (“Policy”). This Policy is designed to address complaints and concerns and encourage reporting of any potential conduct that is dishonest, illegal or unethical, including, but not limited to, conduct that involves violations of any rules and regulations adopted by the Securities and Exchange Commission (“SEC”), as well as any federal securities laws relating to fraud. H&W has voluntarily adopted these procedures in accordance with recommended best practices for the industry. These procedures are designed to be similar to those established by reporting companies under the Sarbanes-Oxley Act of 2002 and Rule 10A-3 under the Securities Exchange Act of 1934. H&W is committed to integrity and high ethical standards and its policies and procedures are designed to foster a culture of compliance. The Policy covers employees, temporary/contract staff and service providers utilized by the firm (referred to in this policy as “Covered Persons”).

Covered Persons must never keep silent or look the other way when faced with questionable legal or ethical conduct. This Policy also ensures protection from retaliation against those Covered Persons reporting potential or actual violations of the federal securities laws, and/or SEC rules and regulations.
If any Covered Person believes, observes or becomes aware of conduct—whether by an employee, a supervisor, client, consultant, agent, supplier or other third party—that he or she believes in good faith may violate the federal securities laws, an SEC rule or regulation, H&W’s policies or procedures, or may otherwise be improper, that Covered Person should promptly contact his or her supervisor, Human Resources or the Chief Compliance Officer (CCO) in order to express any such concerns. Your concerns will be maintained in confidence to the extent possible and will be thoroughly investigated.
Covered Persons Procedures
Contact Your Supervisor, Human Resources or CCO: If possible, you should first discuss your concern or question with your immediate supervisor, Human Resources or the CCO to determine if the issue can be resolved, or if you need additional help. If you are uncomfortable or feel it would be unreasonable to report the issue to your immediate supervisor, Human Resources or the CCO, you are strongly encouraged to raise the matter to the Chief Executive Officer (CEO) or President. If a Covered Person does not want to be identified with the submission, he or she should not include his or her name in the correspondence but, instead, prominently indicate on the submission that it is a “Confidential, Anonymous Submission.”
Process for Handling Complaints
Receipt of a Complaint

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Upon receipt of a complaint by a Covered Person, the CEO, President, CCO and Chief Operating Officer (COO) will be notified of such complaint. Unless the complaint is made anonymously, the CCO will acknowledge receipt of the complaint to the sender. The CCO, COO and President/CEO will then: (1) verify that the complaint pertains to a matter covered by this Policy and (2) develop a recommended strategy for appropriate investigation. The CCO will document and maintain a record of each complaint under this Policy. Given the sensitivity of such matters, any written correspondence regarding a complaint will be marked “Confidential.”
•Executive Committee Oversight
In the event that the complaint cannot be resolved by H&W’s senior management, the CCO will report such complaints under this Policy to the firm’s Executive Committee. Once a complaint is received, the Executive Committee will take all appropriate actions to investigate any complaints, which actions may (but are not required to) include the use of internal or external counsel, accountants, or other personnel.
The Executive Committee may take any action it deems appropriate to investigate any complaints of which it becomes aware, which may include initiating an independent investigation. The Executive Committee also may choose to take no action.
Confidentiality
Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.
Corrective Action
Prompt and appropriate corrective action will be taken as warranted in the judgment of the CCO, CEO, President, and/or COO and, as necessary, the Executive Committee. H&W may take appropriate remedial or self-reporting action as deemed appropriate.
Prohibition Against Retaliation
H&W prohibits retaliation of any kind for reports or complaints pursuant to this Policy that are made in good faith regarding a potential or actual violation. These protections apply to a Covered Person acting alone, or Covered Persons acting together who provide information. H&W also prohibits any action that would impede a Covered Person from communicating directly with the SEC or other regulators about a potential or actual violation of the federal securities laws, SEC rules or other regulations.
H&W will not terminate, demote, suspend, threaten, harass or in any manner discriminate against any Covered Persons in the terms and conditions of his/her employment (or service contract, if applicable) based upon any lawful actions of any such Covered Person with respect to good faith reporting of a matter covered by this Policy.
Retention of Complaints and Investigations
The CCO will maintain records of all complaints under this Policy and track their receipt, investigation and resolution. These materials will be retained for a period of five (5) years or such longer period as may be required by law. Any records relating to a report may, if necessary, be redacted (or similar steps taken) to preserve the confidentiality of

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the person(s) submitting the report. Copies of all complaints and investigation records will also be maintained in accordance with the firm’s document retention policy.

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